Exhibit 99.1

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770
PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact: Investor Relations 804.289.9709

BHS HOLDINGS BEGINS “WHEN-ISSUED” TRADING ON THE NYSE

Spin-Off of Home Security Unit Expected on October 31

RICHMOND, Va. October 16, 2008 – The Brink’s Company (NYSE: BCO) (Brink’s), a global leader in security-related services, announced that its Brink’s Home Security Holdings, Inc. subsidiary  (BHS Holdings) will begin trading tomorrow, October 17, on a “when-issued” basis on the New York Stock Exchange (NYSE) under the symbol “CFLwi.”  The planned spin-off of BHS Holdings, which comprises the home security unit of Brink’s, is expected to be completed on October 31, 2008 (the distribution date).  After completion of the spin-off, shares of BHS Holdings will begin normal (“regular way”) trading under the symbol “CFL.”
Between October 17 and October 31, Brink’s common stock will trade on the NYSE under two symbols, “BCO” and “BCOwi.”  Brink’s shares trading under “BCO” will trade the “regular way,” with the right to receive shares of BHS Holdings in the spin-off.  Brink’s shares trading under “BCOwi” will trade “ex dividend,” with no right to receive shares of BHS Holdings in the spin-off.
On the distribution date, Brink’s will distribute one share of BHS Holdings common stock for each share of Brink’s common stock outstanding at the close of business on October 21, 2008 (the record date).
A copy of the Form 10 registration statement filed by BHS Holdings with the Securities and Exchange Commission (SEC) and other SEC filings related to the spin-off, including copies of the related agreements to be entered into between Brink’s and BHS Holdings, are available on the SEC's web site (www.sec.gov) and at the SEC's public reference room at 100 F Street NE, Room 1580, Washington, DC 20549.

About The Brink’s Company
The Brink's Company (NYSE: BCO) is a global leader in security-related services that operates two businesses: Brink's, Incorporated and Brink's Home Security, Inc.  Brink's, Incorporated is the world's premier provider of secure transportation and cash management services.  Brink's Home Security, Inc. is one of the largest and most successful security alarm monitoring companies in North America.  For more information, please visit the Brink's website at www.brinkscompany.com or call toll free 877-275-7488.

Forward-Looking Statements
This release contains both historical and forward-looking information about the anticipated spin-off of BHS Holdings.  Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information.  The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.  Additional discussion of factors that could affect the future results of Brink’s is contained in the periodic filings of Brink’s with the SEC and the Registration Statement on Form 10 filed by BHS Holdings.  All forward-looking information should be evaluated in the context of these risks, uncertainties and contingencies.  The information included in this release is representative only as of the date of this release, and Brink’s undertakes no obligation to update any information contained in this release.